    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 1997



                                                      REGISTRATION NO. 333-37273

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     CRESCENT REAL ESTATE EQUITIES COMPANY
             (Exact name of registrant as specified in its charter)

                    TEXAS                                        52-1862813
         (State or other jurisdiction                         (I.R.S. Employer
               of organization)                             Identification No.)

                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-0477
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               GERALD W. HADDOCK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     CRESCENT REAL ESTATE EQUITIES COMPANY
                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-0477
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

           ROBERT B. ROBBINS, ESQ.                          DAVID M. DEAN, ESQ.
           SYLVIA M. MAHAFFEY, ESQ.                CRESCENT REAL ESTATE EQUITIES COMPANY
      SHAW, PITTMAN, POTTS & TROWBRIDGE                 777 MAIN STREET, SUITE 2100
             2300 N STREET, N.W.                          FORT WORTH, TEXAS 76102
            WASHINGTON, D.C. 20037

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of the Registration
Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act of 1933, please check the following box. [ ]

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     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED OCTOBER 24, 1997

PROSPECTUS

                                1,198,664 SHARES

                                [CRESCENT LOGO]

                                 COMMON SHARES

                            ------------------------

     All of the common shares of beneficial interest, par value $.01 per share (the "Common Shares"), of Crescent Real Estate Equities Company ("Crescent Equities") offered hereby (the "Offering") are being offered by the Selling Shareholders of Crescent Equities. See "Selling Shareholders." Crescent Equities will not receive any of the proceeds from the sale of the Common Shares offered hereby. A Selling Shareholder, however, may be required to pay to Crescent Equities a purchase price adjustment pursuant to the Agreement described in this Prospectus under "Selling Shareholders." The Common Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "CEI."

     The sale or distribution of all or any portion of the Common Shares offered hereby may be effected from time to time by the Selling Shareholders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any national securities exchange on which the Common Shares are listed or traded, in negotiated transactions or otherwise, at the market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1997.

                                  THE COMPANY

     On December 31, 1996, Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), became the successor to Crescent Real Estate Equities, Inc., a Maryland corporation (the "Predecessor Corporation"), through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities. The term "Company" includes, unless the context otherwise requires, Crescent Equities, the Predecessor Corporation, Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and the other subsidiaries of Crescent Equities.


     The Company is a fully integrated real estate company, operated as a real estate investment trust for federal income tax purposes (a "REIT"), which owns a portfolio of real estate assets (the "Properties") that includes 78 office properties (the "Office Properties") with an aggregate of approximately 26.6 million net rentable square feet, approximately 90 behavioral healthcare facilities, five full-service hotels with a total of 1,900 rooms and two destination health and fitness resorts that can accommodate up to 442 guests daily, seven retail properties (the "Retail Properties") with an aggregate of approximately 771,000 net rentable square feet and the real estate mortgages and non-voting common stock in five residential development corporations (the "Residential Development Corporations"). The Office Properties and the Retail Properties are located primarily in 21 metropolitan submarkets in Texas and Colorado.


     The Company owns its assets and carries on its operations and other activities, including providing management, leasing and development services for certain of its Properties, through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations. The structure of the Company is designed to facilitate and maintain its qualification as a REIT and to permit persons contributing Properties (or interests therein) to the Company to defer some or all of the tax liability that they otherwise might incur.


     As of October 8, 1997, 102,467,550 Common Shares and 6,622,831 Units were outstanding.


     The Company's executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and its telephone number is (817) 877-0477.

                              RECENT DEVELOPMENTS


PROPOSED INVESTMENT WITH VORNADO REALTY TRUST



     On September 29, 1997, the Company entered into a partnership with Vornado Realty Trust and certain of its affiliates (collectively, "VNO") to participate in the acquisition, for an aggregate purchase price (including the assumption of certain debt) of approximately $949 million, of Americold Corporation ("Americold") and URS Logistics, Inc. ("URS"), two companies which currently own and operate approximately 79 refrigerated warehouses with an aggregate of approximately 368 million cubic feet. Americold and URS, the two largest suppliers of public refrigerated warehouse space in the United States, operate the warehouses pursuant to arrangements with national food suppliers such as Tyson Foods, Kraft Foods, ConAgra and Pillsbury. VNO will own approximately 60% of the partnership, and the Company will own the remaining approximately 40%. Although the terms of the definitive partnership agreement are subject to negotiation, the existing agreement provides that certain major decisions require approval of both partners. Other than these decisions, the VNO partner will have the right to make all decisions relating to the partnership.



     The acquisition of Americold and URS, which is expected to close on October 30, 1997, subject to customary closing conditions, will be accomplished through the formation of two subsidiaries of VNO which will merge into Americold and URS. Either in the course of the merger of the VNO subsidiaries into Americold and URS or subsequent thereto, the capital structures of Americold and URS will be amended so as to provide for voting and nonvoting common stock. VNO and the Company will own only nonvoting stock of Americold and URS. Other entities, the identity of which has not been determined at this time, will own all of the voting stock of Americold and URS. The Company and VNO, through their ownership of the nonvoting stock, will own substantially all of the economic interest in Americold and URS (approximately 98%). At this time, it has not been determined whether the partnership between the Company and VNO or its affiliates will acquire only nonvoting stock at the time of the closing of the acquisition of Americold and URS or whether the Company and VNO will transfer all of the voting stock subsequent to the closing of the acquisition. The Company expects to offer its interest in the voting stock of Americold and URS to Crescent Operating, Inc., but no offer has been made at this time.



     If the Company and VNO acquire voting stock at the time of the acquisition, it is intended that the transfer of the voting stock to other entities will take place in the near future and in no event later than December 31, 1997. In order to maintain REIT qualification, the Company and VNO must transfer all of the voting stock on or before January 30, 1998. The final structure of the transaction will depend on the resolution of various structuring issues, including the identity and nature of the entities that will own Americold and URS; certain terms of the partnership agreement; the identification and division of the assets that will be owned by the partnership and any assets that may be owned by an entity formed to conduct the business operations currently conducted by Americold and URS; the structure of the entity that will operate the warehouses; and the nature and terms of any lease that may be entered into between the operating entity and the owner of the warehouses. There can be no assurance that the transaction will be completed.


COMPLETED INVESTMENTS

     The following briefly describes the Company's Property acquisitions since June 30, 1997.

     The Woodlands Corporation. On July 31, 1997, the Company and certain Morgan Stanley funds (the "Morgan Stanley Group"), acquired The Woodlands Corporation, a subsidiary of Mitchell Energy Corporation, for approximately $543 million. In connection with the acquisition, the Company and the Morgan Stanley Group made equity investments of approximately $80 million and $109 million, respectively. The remaining approximately $354 million and associated acquisition and financing costs of approximately $15 million were financed by the two limited partnerships, described below, through which the investment was made. The Woodlands Corporation was the principal owner, developer and operator of The Woodlands, an approximately 27,000-acre, master-planned residential and commercial community located 27 miles north of downtown Houston, Texas. The Woodlands, which is approximately 50% developed, includes a shopping mall, retail centers, office buildings, a hospital, club facilities, a community college, a performance pavilion and numerous other amenities.

     The acquisition was made through The Woodlands Commercial Properties Company, L.P. ("Woodlands-CPC"), a limited partnership in which the Morgan Stanley Group holds a 57.5% interest and the Company holds a 42.5% interest, and the Woodlands Land Development Company, L.P. ("Woodlands-LDC"), a limited partnership in which the Morgan Stanley Group holds a 57.5% interest and a newly formed Residential Development Corporation, The Woodlands Land Company, Inc. ("WLC"), holds a 42.5% interest. The Company currently owns all of the non-voting common stock, representing a 95% economic interest in WLC and, effective September 29, 1997, Crescent Operating, Inc. ("COI") owns all of the voting common stock, representing a 5% economic interest, in WLC. The Company is the managing general partner of Woodlands-CPC and WLC is the managing general partner of Woodlands-LDC.

     In connection with the acquisition, Woodlands-CPC acquired The Woodlands Corporation's 25% general partner interest in the partnerships that own approximately 1.2 million square feet of Office and Retail Properties in The Woodlands. The Company previously held a 75% limited partner interest in each of these partnerships and, as a result of the acquisition, the Company's indirect economic ownership interest in these Properties increased to approximately 85%. The other assets acquired by Woodlands-CPC include a 364-room executive conference center, a private golf and tennis club serving approximately 1,600 members and offering 81 holes of golf, and approximately 400 acres of land that will support commercial development of more than 3.5 million square feet of office, multi-family, industrial, retail and lodging properties. In addition, Woodlands-CPC acquired The Woodlands Corporation's general partner interests, ranging from one to 50 percent, in additional office and retail properties and in multi-family and light industrial properties. Woodlands-LDC acquired approximately 6,400 acres of land that will support development of more than 20,000 lots for single-family homes and approximately 2,500 acres of land that will support more than
21.5 million net rentable square feet of commercial development. The executive conference center, including the golf and tennis club and golf courses, is operated and leased by a wholly owned subsidiary of a partnership owned 42.5% by a subsidiary of Crescent Operating, Inc. and 57.5% by the Morgan Stanley Group.


     Desert Mountain. On August 29, 1997, the Company acquired, through a newly formed Residential Development Corporation, Desert Mountain Development Corporation ("DMDC"), the majority economic interest in Desert Mountain Properties Limited Partnership ("DMPL"), the partnership that owns Desert Mountain, a master-planned, luxury residential and recreational community in northern Scottsdale, Arizona. The partnership interest was acquired from a subsidiary of Mobil Land Development Corporation for approximately $235 million. The sole limited partner of DMPL is Sonora Partners Limited Partnership ("Sonora") whose principal owner is Lyle Anderson, the original developer of Desert Mountain. A portion of Sonora's interest in DMPL is exchangeable for Common Shares of the Company. Sonora currently owns a 7% economic interest in DMPL, and DMDC, which is the sole general partner of DMPL, owns the remaining 93% economic interest. The Company owns all of the non-voting common stock, representing a 95% economic interest, and, effective September 29, 1997, COI owns all of the voting common stock, representing a 5% economic interest, in DMDC. The Company also holds a residential development property mortgage on Desert Mountain. DMPL has entered into an advisory agreement with the Lyle Anderson Company pursuant to which Mr. Anderson provides advisory services in connection with the operation and development of Desert Mountain.

     Desert Mountain is an 8,300-acre property that is zoned for the development of approximately 4,500 lots, approximately 1,500 of which have been sold. However, the current plans for Desert Mountain contemplate limiting development in order to maintain the exclusive nature of the community. Desert Mountain also includes The Desert Mountain Club, a private golf, tennis and fitness club serving over 1,600 members. The club offers four Jack Nicklaus signature 18-hole golf courses, including Cochise, site of the Senior PGA Tour's The Tradition golf tournament.


     U.S. Home Building. On October 15, 1997, the Company acquired the U.S. Home Building, a 21-story Class A office building located in the West Loop/Galleria suburban office submarket of Houston, Texas, for approximately $45.0 million. The U.S. Home Building is located approximately five miles west of downtown Houston and approximately 2.5 miles west of the Company's Greenway Plaza properties. Built in 1982, the building is located on approximately 1.9 acres and contains approximately 400,000 net rentable square feet. Major tenants of the U.S. Home Building include U.S. Home Corporation and Nextel Communications, Inc.



     Bank One Center. On October 22, 1997, the Company, in partnership with affiliates of TrizecHahn Corporation ("TZH"), acquired Bank One Center, a 60-story Class A office building located in the Central Business District of Dallas, Texas, from affiliates of Teacher Retirement System of Texas and CIGNA Corp. The acquisition was made through a newly formed limited partnership in which the Company and TZH each own a 50% interest, for an aggregate purchase price of approximately $238 million. Of the approximately $238 million purchase price, approximately $83 million was funded through capital contributions of $41.5 million from each of the Company and TZH, and the remaining approximately $155 million was funded through two loans provided by The Travelers Insurance Company. Constructed in 1987, the building, which is located on an approximately 2.88-acre site, contains approximately 1.5 million square feet of net rentable area. As of August 31, 1997, Bank One Center was approximately 70% leased. Major tenants include Bank One Texas, N.A., and the law firm of Vial, Hamilton, Koch & Knox, LLP.


TRANSACTIONS WITH AFFILIATES OF UNION BANK OF SWITZERLAND

     On August 12, 1997, the Company entered into two transactions with affiliates of Union Bank of Switzerland. In one transaction, the Company sold 4,700,000 Common Shares to one of the affiliates for approximately $148 million and received approximately $145 million in net proceeds. In the other transaction, the Company entered into a forward share purchase agreement with a second affiliate. Under the forward share purchase agreement, the Company committed to purchase 4,700,000 Common Shares from the second affiliate by August 12, 1998. The price to be paid by the Company for the 4,700,000 Common Shares will be determined on the date the Company settles the forward share purchase agreement and will include a forward accretion component, minus an adjustment for the Company's distribution rate. The Company may fulfill its settlement obligations under the forward share purchase agreement in cash or Common Shares, at its option. As a result, the forward share purchase agreement will permit the Company to benefit from increases in the market price of its Common Shares while limiting the risk associated with decreases in the market price of its Common Shares.

NOTE OFFERING

     On September 22, 1997, the Operating Partnership completed a private offering of senior unsecured Notes (the "Notes") in an aggregate principal amount of $400,000,000. The Notes were issued in two series, the 6 5/8% Notes due 2002 (the "2002 Notes") and the 7 1/8% Notes due 2007 (the "2007 Notes"). The 2002 Notes were issued in an aggregate principal amount of $150,000,000, bear interest at a rate of 6 5/8% per annum payable semi-annually in arrears and mature on September 15, 2002. The 2007 Notes were issued in an aggregate principal amount of $250,000,000, bear interest at a rate of 7 1/8% per annum payable semi-annually in arrears and mature on September 15, 2007. The interest rate on the Notes is subject to temporary increase by 50 basis points in the event that a registered offer to exchange the Notes for notes of the Operating Partnership with terms identical in all material respects to the Notes is not consummated or a shelf registration statement with respect to the resale of the Notes is not declared effective by the Securities and Exchange Commission (the "Commission") on or before the 180th day following the date of original issuance of the Notes. The interest rate on the Notes also is subject to temporary or permanent increase by 37.5 basis points in the event that, within the period from the date of original issuance of the Notes to the first anniversary of original issuance, the Notes are not assigned, or do not retain, an investment grade rating (as defined in the Notes) by specified rating agencies. These adjustments may apply simultaneously.

     The Notes are redeemable, in whole or in part, at the option of the Operating Partnership upon payment of principal, accrued and unpaid interest and the premium specified in the Notes. The Notes also contain certain covenants, including limitations on the ability of the Operating Partnership and its subsidiaries to incur additional debt, other than certain intercompany debt that is subordinate to payment of the Notes, unless certain asset and income tests are satisfied.

FINANCING ACTIVITIES

     On September 22, 1997, the Company's line of credit from a consortium of banks led by BankBoston, N.A. (the "Credit Facility") was increased to $450 million to enhance the Company's financial flexibility in making new real estate investments. Concurrently with such increase, the interest rate on advances under the Credit Facility was decreased from the Eurodollar rate plus 138 basis points to the Eurodollar rate plus 120 basis points. The Credit Facility is unsecured and expires in June 2000.

                              SELLING SHAREHOLDERS

     This Prospectus relates to the offer and sale from time to time of up to 1,198,664 common shares (the "Shares") of beneficial interest, par value $.01 per share (the "Common Shares"). The Shares are offered by Kemper Investors Life Insurance Company, an Illinois insurance corporation ("Kemper"), The Northwestern Mutual Life Insurance Company, a Wisconsin corporation ("NML"), and Federal Kemper Life Assurance Company, an Illinois insurance corporation ("Federal Kemper") (collectively, the "Selling Shareholders"), in the amounts of 419,532 Shares, 599,332 Shares and 179,800 Shares, respectively.

     On October 7, 1996, Kemper and NML each purchased 299,666 Shares from the Company for $12.5 million (an aggregate purchase price of $25.0 million for the Shares). The aggregate number of Shares held by the Selling Shareholders has since been increased to 1,198,664 as a result of the Company's two-for-one stock split, effected on March 26, 1997, in the form of a 100% share dividend. The proceeds of the sale of the Shares partially financed the purchase by the Company of Greenway Plaza, a mix-use development located in Houston, Texas, which consists of 10 suburban office properties totaling 4.3 million net rentable square feet, a 389-room full service hotel, a private health and dining club, a central plant which provides heated and chilled water to the Greenway Plaza office properties and third parties and six parking garages. Greenway Plaza was purchased by the Company pursuant to an agreement, dated August 15, 1996, as described below, with certain parties unrelated to the Company, including, among others, Greenway Plaza, Ltd. and Nine Greenway, Ltd.(collectively, the "Partnerships"), two partnerships in which NML was a limited partner and in which an affiliate of Kemper was a limited partner and to which Kemper and Federal Kemper made loans, either directly or through participations.

     The acquisition of Greenway Plaza was consummated and the Shares were purchased by Kemper and NML pursuant to an agreement (the "Agreement"), dated as of August 15, 1996, by and among the Company, the Selling Shareholders, the Partnerships and certain other entities with interests in the assets of Greenway Plaza. The Agreement provides that the number of Shares to be purchased by each of Kemper and NML on the closing date of the acquisition of Greenway Plaza by the Company (the "Closing Date") would be determined in accordance with a formula and would equal the number obtained by dividing the purchase price of the Shares by the average of the closing prices per share of the Common Stock as reported on the New York Stock Exchange for the 10 trading days last preceding the Closing Date (the "Per Share Closing Value"). The Agreement also provides that, until October 7, 1997, which is the one-year period ending on the first anniversary of the Closing Date (the "Lock-up Period"), Kemper and NML are prohibited from selling or distributing the Shares purchased under the Agreement, except to their respective affiliates. In December 1996, Kemper sold 30% of the number of Shares it had purchased from the Company to its affiliate, Federal Kemper, in accordance with the provisions of the Agreement. Federal Kemper has agreed to be bound by the terms, provisions and conditions of the section of the Agreement pertaining to the purchase and lock-up of the Shares and by the Registration Agreement (as defined below) to the same extent and in the same manner as if Federal Kemper were Kemper.

     In the event that Kemper or NML (or an affiliate of Kemper or NML to which Shares are transferred in accordance with the Agreement) sells any or all of the Shares purchased by it under the Agreement prior to November 7, 1997 (the 30-day period immediately following expiration of the Lock-up Period), the Agreement provides for a purchase price adjustment payable to the Company, Kemper or NML, as the case may be, based on (i) the average per Share net proceeds of such sale and (ii) the Per Share Closing Value ($20.85625 per share). If the average per Share net proceeds of such sale is less than ninety percent (90%) of the Per Share Closing Value (or $18.770625 per share), the Company will be required to pay a purchase price adjustment to the Selling Shareholders equal to such deficit for each Share sold by November 7, 1997; or if the average per Share net proceeds of such sale is greater than one hundred five percent (105%) of the Per Share Closing Value (or $21.8990625 per share), the Selling Shareholders will be required to pay the Company a purchase price adjustment equal to such excess for each Share sold by November 7, 1997. Additionally, if Kemper or NML (or an affiliate of Kemper or NML to which Shares are transferred in accordance with the Agreement) does not sell all of the Shares purchased by it under the Agreement prior to November 7, 1997, the Company, Kemper or NML, as the case may be, is required to pay a purchase price adjustment based on (i) the average of the closing prices per share of the Common Stock as reported on the New York Stock Exchange for the last 10 trading days of the 30-day period immediately following expiration of the Lock-up Period and (ii) the Per Share Closing Value. If the average of the closing prices per share of the Common Stock for such 10 trading days is less than ninety percent (90%) of the Per Share Closing Value (or $18.770625 per share), the Company will be required to pay a purchase price adjustment to the Selling Shareholders equal to such deficit for each Share which is not sold by November 7, 1997; or if the average of the closing prices per share of the Common Stock for such 10 trading days is greater than one hundred five percent (105%) of the Per Share Closing Value (or $21.8990625 per share), the Selling Shareholders will be required to pay the Company a purchase price adjustment equal to such excess for each Share which is not sold by November 7, 1997. While such purchase price adjustment cannot currently be determined with any certainty, based on the trading prices of the Common Stock in the 30 days preceding the date of this Registration Statement, the Selling Shareholders will be required to pay a purchase price adjustment to the Company as to the Shares. However, should the stock prices change in the 30-day period immediately following expiration of the Lock-up Period, the amount of and party responsible for any such price adjustment payment could change.

     The Shares are being registered hereunder pursuant to and in accordance with a registration agreement (the "Registration Agreement") which the Company executed and delivered to Kemper and NML on the Closing Date. The registration rights granted to Kemper under the Registration Agreement were assigned to Federal Kemper with respect to those Shares transferred to Federal Kemper by Kemper in December 1996.

     The following chart shows, according to the Company's records, the number of Common Shares currently held by the Selling Shareholders and the number of Shares of the Selling Shareholders being offered hereby:

                                               COMMON SHARES
                                               BENEFICIALLY         NUMBER OF
                  NAME OF                     OWNED PRIOR TO      SHARES OFFERED
            SELLING SHAREHOLDERS                OFFERING(1)        HEREBY(1)(2)
            --------------------              --------------     ----------------
Kemper Investors Life Insurance Company.....       419,532            419,532
The Northwestern Mutual Life Insurance
  Company...................................       599,332            599,332
Federal Kemper Life Assurance Company.......       179,800            179,800
                                                 ---------          ---------
          Total.............................     1,198,664          1,198,664

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(1) Reflects the Company's two-for-one stock split, effected on March 26, 1997, in the form of a 100% share dividend.

(2) Based on the number of Common Shares owned as of the date hereof, and assuming the sale of all of the Shares offered hereby, the Selling Shareholders will not own any Common Shares upon completion of the Offering.

                              PLAN OF DISTRIBUTION

     The sale or distribution of all or any portion of the Shares may be effected from time to time by the Selling Shareholders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Shares are listed or traded, in negotiated transactions or otherwise, at the market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Shares. A Selling Shareholder, however, may be required to pay to the Company a purchase price adjustment pursuant to the Agreement as described above under "Selling Shareholders."

     The methods by which the Shares may be sold or distributed include, without limitation, (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) exchange distributions and/or secondary distributions in accordance with the rules of the NYSE, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers,
(v) pro rata distributions as part of the liquidation and winding up of the affairs of the Selling Shareholders, and (vi) privately negotiated transactions. The Selling Shareholders may from time to time deliver all or a portion of the Shares to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The Selling Shareholders and the broker-dealers participating in the distribution of the Shares may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any profit on the sale of the Shares by the Selling Shareholders and any commissions received by any such broker-dealers may be regarded as underwriting commissions under the Securities Act. Underwriters, brokers, dealers or agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. The Selling Shareholders may sell all or any portion of the Shares in reliance upon Rule 144 under the Securities Act. The Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     The Company will pay all expenses in connection with the registration of the Shares. The Selling Shareholders will pay for any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the Shares.

     Shares not sold pursuant to the registration statement on Form S-3 of which this Prospectus is a part (the "Registration Statement"), may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or other exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose Shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of Shares which does not exceed the greater of one percent of the Company's outstanding Common Shares or the average weekly reported trading volume of the Company's Common Shares during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of Shares by a person who is not an affiliate of the Company and who has satisfied a two-year holding period without any volume limitation. Therefore, both during and after the effectiveness of the Registration Statement, sales of the Shares may be made by the Selling Shareholders pursuant to Rule 144.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Shares are listed on the NYSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission the Registration Statement, of which this Prospectus is a part, under the Securities Act, with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed under the Exchange Act by the Company (Exchange Act file number 1-13038) with the Commission and are incorporated herein by reference:

      (1) The Registration Statement on Form 8-B filed on March 24, 1997 registering the Common Shares of the Company under Section 12(b) of the Exchange Act.

      (2) The Proxy Statement in connection with the Company's 1997 Annual Meeting of Stockholders.

      (3) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended on April 30, 1997 and May 16, 1997.

      (4) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.


      (5) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended on August 28, 1997.


      (6) The Company's Current Report on Form 8-K dated January 29, 1997 and filed March 24, 1997, as amended on April 9, 1997, April 24, 1997, May 23, 1997 and July 2, 1997.

      (7) The Company's Current Report on Form 8-K dated February 28, 1997 and filed March 17, 1997, as amended on March 21, 1997.

      (8) The Company's Current Report on Form 8-K dated April 9, 1997 and filed April 10, 1997, as amended on April 24, 1997.

      (9) The Company's Current Report on Form 8-K dated April 22, 1997 and filed April 24, 1997.

     (10) The Company's Current Report on Form 8-K dated May 8, 1997 and filed May 12, 1997.

     (11) The Company's Current Report on Form 8-K dated July 22, 1997 and filed July 23, 1997.

     (12) The Company's Current Report on Form 8-K dated August 11, 1997 and filed August 13, 1997.

     (13) The Company's Current Report on Form 8-K dated September 22, 1997 and filed September 22, 1997.

     (14) The Company's Current Report on Form 8-K dated June 20, 1997 and filed September 30, 1997, as amended on October 1, 1997.

     (15) The Company's Current Report on Form 8-K dated September 22, 1997 and filed September 30, 1997, as amended on October 1, 1997.

     (16) The Company's Current Report on Form 8-K dated and filed September 30, 1997, as amended on October 1, 1997.


     (17) The Company's Current Report on Form 8-K dated September 30, 1997 and filed October 1, 1997, as amended on October 9, 1997.



     (18) The Company's Current Report on Form 8-K dated October 8, 1997 and filed October 14, 1997.


     All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus except as so amended or superseded. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to Crescent Real Estate Equities Company, 777 Main Street, Suite 2100, Fort Worth, Texas, 76102, Attention: Company Secretary (telephone number: (817) 877-0477).

                                    EXPERTS

     The financial statements and schedules incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


     The financial statements incorporated in this Prospectus by reference to the Company's Current Reports on Form 8-K (i) dated February 28, 1997 and filed on March 17, 1997, as amended on March 21, 1997, (ii) dated January 29, 1997 and filed on March 24, 1997, as amended on April 9, 1997, April 24, 1997, May 23, 1997 and July 2, 1997, (iii) dated June 20, 1997 and filed September 30, 1997, as amended on October 1, 1997 (iv) dated September 22, 1997 and filed on September 30, 1997, as amended on October 1, 1997, and (v) dated September 30, 1997 and filed on September 30, 1997, as amended October 1, 1997, respectively have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                                 LEGAL MATTERS

     The legality of the issuance of the Shares will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge.

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

======================================================

======================================================

                                1,198,664 SHARES
                                [CRESCENT LOGO]
                                 COMMON SHARES
                                   PROSPECTUS

                                OCTOBER   , 1997

======================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred in connection with the issuance and distribution of the Common Shares covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:


Registration Fee............................................      $13,757
Printing, Engraving and Filing Expenses.....................      $10,000
Accounting Fees and Expenses................................      $ 1,000
Legal Fees and Expenses.....................................      $15,000
Miscellaneous...............................................      $ 1,500
                                                                  -------
Total.......................................................      $41,257
                                                                  =======



ITEM 15. INDEMNIFICATION OF TRUST MANAGERS AND OFFICERS.


     The Company's Restated Declaration of Trust (the "Declaration of Trust") provides that no trust manager shall be liable to the Company for any act, omission, loss, damage, or expense arising from the performance of his duties to the Company save only for his own willful misfeasance or willful malfeasance or gross negligence. In addition to, but in no respect whatsoever in limitation of the foregoing, the liability of each trust manager for monetary damages shall be eliminated to the fullest extent permitted by applicable law. The Declaration of Trust also provides that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

     The Company's Declaration of Trust provides that the trust managers and officers shall be indemnified to the maximum extent permitted by Texas law. Under current Texas law, the trust will indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a trust manager or officer if it is determined that the person (i) conducted himself in good faith; (ii) reasonably believed: (a) in the case of conduct in his official capacity as a trust manager or officer of the real estate investment trust, that his conduct was in the real estate investment trust's best interests; and (b) in all other cases, that his conduct was at least not opposed to the real estate investment trust's best interests; and
(iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Except to the extent provided in the following sentence, a trust manager or officer may not be indemnified (i) in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (ii) in which the person is found liable to the real estate investment trust. Notwithstanding the foregoing, a person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; provided that if the person is found liable to the real estate investment trust or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust. In addition, the Company's Declaration of Trust and Bylaws require it to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former trust manager or officer made a party to a proceeding by reason of his status as a trust manager or officer, provided that the Company shall have received (i) a written affirmation by the trust manager or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Declaration of Trust and Bylaws also permit the Company to provide indemnification, payment or reimbursement of expenses to any employee or agent of the Company in such capacity. The Company's Declaration of Trust and Bylaws also permit the Company to indemnify a person who was or who agreed to appear as a witness or other participant in a proceeding at a time when he is not named a defendant or respondent in the proceeding. Any indemnification, payment or reimbursement of the expenses permitted by the Declaration of Trust and Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under the Texas Real Estate Investment Trust Act for trust managers.

     The limited partnership agreement of the Operating Partnership contains indemnification provisions comparable to those contained in the Declaration of Trust.

     The Company carries insurance that purports to insure officers and trust managers of the Company against certain liabilities incurred by them in the discharge of their official functions.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.


EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
-----------                                   ----------------------
    4.01      Restated Declaration of Trust of the Registrant (filed as Exhibit No. 4.01 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-21905) (the "1997 Form
              S-3") and incorporated herein by reference)
    4.02      Amended and Restated Bylaws of the Registrant, as amended (filed as Exhibit 4.02 to the
              Registrant's Current Report on Form 8-K dated October 8, 1997 and filed October 14,
              1997 and incorporated herein by reference)
    4.03      Form of Common Share Certificate (filed as Exhibit No. 4.03 to the 1997 Form S-3 and incorporated herein by reference)
    4.04      Registration Agreement, dated as of October 7, 1996, by and among the Registrant, The
              Northwestern Mutual Life Insurance Company and Kemper Investors Life Insurance Company
              (filed as Exhibit 4.01 to the Registrant's Current Report on Form 8-K dated and filed
              September 27, 1996 (the "1996 Form 8-K") and incorporated herein by reference)
    5.01      Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the securities being registered by Crescent Real Estate Equities Company (filed herewith)
   10.11      Agreement, dated as of August 15, 1996, by and among the Registrant, Crescent Real
              Estate Equities Limited Partnership, the Selling Shareholders and other entities unaffiliated with the Company (filed as Exhibit 10.02 to the 1996 Form 8-K and incorporated herein by reference)
   23.01      Consent of Shaw, Pittman, Potts & Trowbridge (included in its opinion filed as Exhibit
              5.01 to this Registration Statement)
   23.02      Consent of Arthur Andersen LLP, Certified Public Accountants, dated October 23, 1997
              (filed herewith)
   23.03      Consent of Arthur Andersen LLP, Certified Public Accountants, dated October 14, 1997
              (filed herewith)
  *24.01      Powers of Attorney


---------------


* Previously filed.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement,

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 24th day of October, 1997.


                                        CRESCENT REAL ESTATE EQUITIES COMPANY

                                        By:       /s/  GERALD W. HADDOCK
                                           -------------------------------------
                                                     Gerald W. Haddock
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                     SIGNATURES                                        TITLE                        DATE
                     ----------                                        -----                        ----

              /s/ RICHARD E. RAINWATER*                  Trust Manager and Chairman of the    October 24, 1997
-----------------------------------------------------      Board
                Richard E. Rainwater

                  /s/ JOHN C. GOFF                       Trust Manager and Vice Chairman of   October 24, 1997
-----------------------------------------------------      the Board
                    John C. Goff

                /s/ GERALD W. HADDOCK                    Trust Manager, President and Chief   October 24, 1997
-----------------------------------------------------      Executive Officer (Principal
                  Gerald W. Haddock                        Executive Officer)

                 /s/ DALLAS E. LUCAS                     Senior Vice President and Chief      October 24, 1997
-----------------------------------------------------      Financial Officer (Principal
                   Dallas E. Lucas                         Financial and Accounting
                                                           Officer)

                /s/ ANTHONY M. FRANK*                    Trust Manager                        October 24, 1997
-----------------------------------------------------
                  Anthony M. Frank

               /s/ MORTON H. MEYERSON*                   Trust Manager                        October 24, 1997
-----------------------------------------------------
                 Morton H. Meyerson

                /s/ WILLIAM F. QUINN*                    Trust Manager                        October 24, 1997
-----------------------------------------------------
                  William F. Quinn

              /s/ PAUL E. ROWSEY, III*                   Trust Manager                        October 24, 1997
-----------------------------------------------------
                 Paul E. Rowsey, III

                /s/ MELVIN ZUCKERMAN*                    Trust Manager                        October 24, 1997
-----------------------------------------------------
                  Melvin Zuckerman


                                            *By:   /s/ GERALD W. HADDOCK
                                              ----------------------------------
                                                      Gerald W. Haddock
                                                       Attorney-In-Fact

                               INDEX TO EXHIBITS


EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
-----------                                   ----------------------
    4.01      Restated Declaration of Trust of the Registrant (filed as Exhibit No. 4.01 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-21905) (the "1997 Form
              S-3") and incorporated herein by reference)
    4.02      Amended and Restated Bylaws of the Registrant, as amended (filed as Exhibit 4.02 to the
              Registrant's Current Report on Form 8-K dated October 8, 1997 and filed October 14,
              1997 and incorporated herein by reference)
    4.03      Form of Common Share Certificate (filed as Exhibit No. 4.03 to the 1997 Form S-3 and incorporated herein by reference)
    4.04      Registration Agreement, dated as of October 7, 1996, by and among the Registrant, The
              Northwestern Mutual Life Insurance Company and Kemper Investors Life Insurance Company
              (filed as Exhibit 4.01 to the Registrant's Current Report on Form 8-K dated and filed
              September 27, 1996 (the "1996 Form 8-K") and incorporated herein by reference)
    5.01      Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the securities being registered by Crescent Real Estate Equities Company (filed herewith)
   10.11      Agreement, dated as of August 15, 1996, by and among the Registrant, Crescent Real
              Estate Equities Limited Partnership, the Selling Shareholders and other entities unaffiliated with the Company (filed as Exhibit 10.02 to the 1996 Form 8-K and incorporated herein by reference)
   23.01      Consent of Shaw, Pittman, Potts & Trowbridge (included in its opinion to be filed as
              Exhibit 5.01 to this Registration Statement)
   23.02      Consent of Arthur Andersen LLP, Certified Public Accountants, dated October 23, 1997
              (filed herewith)
   23.03      Consent of Arthur Andersen LLP, Certified Public Accountants, dated October 14, 1997
              (filed herewith)
  *24.01      Powers of Attorney


---------------


* Previously filed.